UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 9, 2006

Network Engines, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30863	04-3064173
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Dan Road Canton, MA	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 332-1000

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

                On January 9, 2006, Network Engines, Inc. (the “Company”) entered into a Severance Terms Agreement with Gregory A. Shortell (the “Severance Agreement”) in connection with Mr. Shortell’s appointment as Chief Executive Officer and President of the Company.  Pursuant to the Severance Agreement, if Mr. Shortell’s employment is terminated by the Company without Cause (as defined in the Severance Agreement), or by Mr. Shortell for Good Reason (as defined in the Severance Agreement), then the Company will, for a period of six months following termination, continue to pay Mr. Shortell his base salary as in effect on the date of termination and will pay the full COBRA premium for coverage similar to that maintained while Mr. Shortell was employed by the Company, provided he has timely elected and continues to be eligible for such coverage, subject to the execution by Mr. Shortell of a severance agreement and release.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

                On January 9, 2006, John H. Curtis resigned as the Chief Executive Officer and President of the Company and as a member of the Board of Directors.  Mr. Curtis’ decision to resign from the Board is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.  Mr. Curtis will continue with the Company as Vice President of OEM Business and will assist in the leadership transition.

                On January 9, 2006, the Board of Directors of the Company elected Gregory A. Shortell as Chief Executive Officer and President of the Company.  Mr. Shortell was also elected as a Class II Director of the Company, to serve until the annual meeting of stockholders to be held in 2008 and thereafter until his successor is duly elected and qualified.

                Following is the additional information required by Item 5.02(c) of Form 8-K with respect to the appointment of Mr. Shortell as the Company’s principal executive officer:

Experience

                Mr. Shortell has served as Senior Vice President, Global Sales and Marketing of Nokia Corporation, a provider of network and communications equipment and services, since December 1998.  From June 1997 through its acquisition by Nokia in December 1998, Mr. Shortell served as Managing Director, International Operations of Ipsilon Networks Inc., a provider of network communications equipment.  Prior to that, Mr. Shortell served in sales and marketing roles in several high technology companies.

Employment Arrangements

                On January 6, 2006, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Shortell, pursuant to which Mr. Shortell would become the Chief Executive Officer and President of the Company and be appointed as a member of the Board of Directors of the Company.  The Letter Agreement provides that Mr. Shortell will receive an annual base salary of $350,000 and a target first year bonus amount of $175,000.  The actual bonus awarded will be tied to the achievement of overall company objectives as well as individual performance metrics, as determined by the compensation committee of the Board of Directors, however in the first year of employment, Mr. Shortell will be awarded at least 50% of the target bonus regardless of Company performance.  In connection with Mr. Shortell’s relocation to the Boston area, the Letter Agreement provides that the Company will reimburse

Mr. Shortell’s actual out of pocket expenses directly related to moving activities, which such expenses are not expected to exceed $100,000.  The Company will also reimburse Mr. Shortell for the costs of temporary housing in the Boston area prior to his permanent relocation, which such accommodations are expected to last no more than eight weeks.  The Letter Agreement provides Mr. Shortell will receive options to purchase 1,451,782 shares of common stock of the Company at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq National Market on the first day of Mr. Shortell’s employment with the Company.

                On January 9, 2006, the Board of Directors granted Mr. Shortell options to purchase 1,451,782 shares of common stock Company under its 1999 Stock Incentive Plan, as amended, at an exercise price equal to $1.36 per share, which is equal to the closing price of the common stock of the Company on the Nasdaq National Market on the date of grant.  The option grant was evidenced by an option agreement substantially in the form of the Form of Incentive Stock Option Agreement, which was filed as Exhibit 10.3 to the Company’s registration statement on Form S-1 (File No. 333-34286) and is incorporated herein by reference.

                The Severance Agreement discussed in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES, INC.

Date: January 10, 2006	By:	/s/ Douglas G. Bryant
Douglas G. Bryant Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Secretary